UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K



        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): November 5, 2004


                        Commission File Number 001-15977

                             Tiger Telematics, Inc.
             (Exact name of registrant as specified in its charter)

                     Delaware                              13-4051167
        (State or other jurisdiction of                  (IRS Employer
         Incorporation or organization)               Identification Number)

     10201 Centurion Parkway North Suite 600                 32256
            Jacksonville, FL 32256
    (Address of principal executive offices)               (Zip Code)

                                 (904) 279-9240
              (Registrant's telephone number, including area code)



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Item 2.01.  COMPLETION OF ACQUISITION  OR DISPOSITION OF ASSETS.  ASSET PURCHASE
AGREEMENT TO BUY THE ASSETS AND SUBSIDIARIES OF WARTHOG PLC DATED NOVEMBER 3, 2004.

Tiger Telematics, Inc. executed an Asset Purchase Agreement contract dated November 3, 2004 and closed the transaction on that date, for the acquisition of Warthog Plc's subsidiaries, intellectual properties and assets, in a move to further expand their games development agenda and management infrastructure. Warthog is an independent games developer with offices in the UK, USA and Sweden. Warthog has shipped more than 20 games on all major platforms and has worked with and continues to work with major international publishers across the industry.

As a subsidiary of Tiger Telematics, Gizmondo Europe Ltd will be the primary beneficiary of this strategic positioning within the game development sector. Also included is Warthog's proprietary game engine porting tool, named Tusk, which will significantly speed up the conversion process of third-party games currently being signed to the new format.

The deal brokered by Durlacher, who were retained to act as exclusive financial advisors for this UK acquisition, comprises cash payments of $1,113,000 at closing on November 3, 2004 and 497,866 shares of restricted common stock in TGTL, to be held in escrow. Upon completion of the transaction, the executive directors Ashley Hall, Steven Law and Simon Elms transferred their employment to one of the Warthog subsidiaries. The Company considers this as a synergistic vertical transaction to strengthen management of our own game development, and reduce ongoing costs within this area of the business. The Company injected (pound)720,000 or approximately $1.3 million into the Warthog subsidiaries within 2 days of closing for working capital funding purposes.

The Company is currently auditing the opening balance sheet of the subsidiaries acquired and will release an additional Report on Form 8k within 71 days of this date filing the required audited financial statements and proforma financial projections.

See the attached press release, the attached Asset Purchase Agreement and the Durlacher agreement.

ITEM: 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

As a result of the above transaction the Company issued 497,866 shares of its restricted common stock on November 3, 2004. No warrants were issued. The shares were valued at $14.06 per share pursuant to the terms of the agreement which was the average closing price in the 14 days prior to closing. The common stock was issued to Warthog Plc. In a transaction exempt from registered pursuant to
Section 4(2) of the Securities Act of 1933 as amended. Warthog had access to financial information and was given the opportunity to review the Company's books, records and other information that they requested.

As noted in previous filings, from time to time, the Company issues shares to various companies and persons that provide products and services to the Company including strategic partners, suppliers, distributors, and professional advisors.

The Company anticipates that it will continue this practice. The Company issued approximately 700,000 shares to such service providers and employees principally relating to launching the Gizmondo product including 400,000 shares related to the acquisition of Warthog including finder's fees and consulting arrangements and expensed approximately $1.9 million for these services. Included in the

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share issuance was 200,000 shares issued to a Director of the Company who is the
Chief Technology Officer of the Gizmondo Europe Ltd. subsidiary who was awarded the shares for completing the development and associated launch of the Gizmondo device. An additional award of 1,000 shares per employee of Gizmondo was issued pursuant to the same arrangement or an approximately 50,000 shares.

Following the issuance of the shares pursuant to the transactions described in this Form 8K, the Company anticipates that it will have outstanding approximately 32.4 million common shares and warrants to purchase an aggregate of 495,525 common shares, at exercise prices ranging from $5.00 to $11.25, expiring from June 30, 2006 to September 30, 2009.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

      Exhibit 10.1 Warthog Plc. Asset Purchase Agreement dated November 3, 2004.

      Exhibit 10.2 Durlacher letter agreement dated October 24, 2004.

      The Press Release dated November 3, 2004 re Warthog Asset Purchase Agreement is attached hereto as Exhibit 99.1.

      The press releases issued by the Company since November 4, 2004 to and including November 10, 2004, are attached hereto as Exhibit 99.2


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIGER TELEMATICS, INC.
(Registrant)


/S/ Michael W. Carrender        Chief Executive Officer       November 10, 2004
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    Michael W. Carrender